Exhibit 99.1

Del Monte Foods Company P.O. Box 193575 San Francisco, CA 94119-3575	NEWS RELEASE
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2006 SECOND QUARTER

SAN FRANCISCO, December 1, 2005- Del Monte Foods Company (NYSE: DLM):
Announcement Highlights
•	Q2 net sales increased 4.2%; the year-over-year increase was primarily driven by successful pricing actions and new products

•	Diluted EPS from continuing operations was $0.21 in Q2F06 compared to $0.20 (including $0.01 integration expense) in Q2F05

•	The Company continued to experience increased inflationary and other costs, with Q2 energy and transportation-related costs higher than originally anticipated
Del Monte Foods Second Quarter Results
Del Monte Foods Company today reported income from continuing operations of $42.7 million and diluted earnings per share of $0.21 for the second quarter ended October 30, 2005, compared to income from continuing operations of $41.8 million and $0.20 per diluted share for the prior year period, including $0.01 of integration expense.
Del Monte’s year-over-year second quarter earnings increase was driven primarily by the strong top-line performance, offset by increased steel, energy, logistics and other transportation-related costs as well as unfavorable mix. Lower interest expense and the benefits from the share repurchase program also contributed to higher earnings per share.
Second quarter net sales increased 4.2% from the prior year period to $882.3 million. The increase in net sales was driven primarily by increased pricing and volume growth from new products, partially offset by expected volume loss associated with price increases (elasticity).
“We are pleased with our top-line, business building momentum which continued in the second quarter behind positive pricing and new product introductions, both enabled by our strong brands,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “We continued to strengthen Del Monte’s foundation for the future by executing on our brand-focused strategic plan. This strategy builds on the powerful consumer trends towards health and wellness and the growing importance of pets, both of which positively benefited our performance during the second quarter.”
Wolford continued, “In the second quarter, our company also experienced continued steel, energy and transportation cost increases which pressured margins. To offset these increases, we continued to execute against our ongoing cost reduction program as well as benefit from prior pricing actions.”
Consumer Products
For the second quarter, Consumer Products net sales were $673.5 million, an increase of 7.1% over the prior year period. The increase was driven primarily by increased pricing, as well as volume growth from existing products including fruit and pouch tuna and new products including StarKist Tuna Fillets, Del Monte Organic Tomatoes and Del Monte Garden Select Tomatoes. Partially offsetting the net sales increase was the expected decline in volume associated with price increases and the strategic reset of our tuna business.
Consumer Products operating income decreased 2.8% from $73.8 million in second quarter fiscal 2005 to $71.7 million in second quarter fiscal 2006, as the significant sales increase was more than offset by increased steel, energy, logistics and other transportation-related costs, higher SG&A and unfavorable mix.
Pet Products
For the second quarter, Pet Products net sales were $208.8 million, a decrease of 4.0% versus the prior year period. The decline in Pet Products net sales was driven primarily by an expected decrease in volume from existing products as compared to the prior year period which included the positive volume impact of the fiscal 2005 9Lives restage and Kibbles ‘n Bits wet new product introduction. Positively impacting sales was increased volume from new products in the pet snacks and dry dog businesses, including Kibbles ‘n Bits Homestyle Beef and Meaty Bone Denta Delicious.
Pet Products operating income increased 5.7% from $31.5 million in second quarter fiscal 2005 to $33.3 million in second quarter fiscal 2006 as the earnings impact of lower sales was more than offset by decreased SG&A. The decrease in SG&A reflected lower marketing as compared to the prior year period which included increased investment around the 9Lives restaging and Kibbles ‘n Bits introduction initiatives, partially offset by higher customer delivery costs.
Del Monte Foods Six Months Ended October 30, 2005 Results
The Company reported income from continuing operations of $59.0 million and diluted earnings per share of $0.29 for the six months ended October 30, 2005, compared to income from continuing operations of $50.4 million and $0.24 per diluted share for the prior year period, including $0.03 of integration expense.
Del Monte’s year-over-year earnings increase for the six months ended October 30, 2005 was driven primarily by the positive top-line performance, partially offset by increased steel, energy,

logistics and other transportation-related costs and increased SG&A. Lower interest expense and the benefits from the share repurchase program also contributed to higher earnings per share.
Net sales for the six months ended October 30, 2005 increased 5.5% from the prior year period to $1,553.4 million. The increase in net sales was driven primarily by increased pricing. Favorable volume from new and existing products, partially offset by volume loss associated with price increases, also positively impacted net sales.
Outlook
For fiscal 2006, the Company now expects to deliver sales growth toward the higher end of its previously announced 1 to 3% sales growth guidance range. Fiscal 2005 net sales were $3,180.9 million. Additionally, the Company now anticipates delivering full-year fiscal 2006 earnings per share at the low end of its original $0.75 to $0.80 guidance. This EPS guidance reflects the expected impact of higher-than-anticipated year-over-year energy, logistics and other transportation-related costs, the expected impact of additional business initiatives and cost savings efforts, and the expectation that the recent downward trends associated with energy and carrier capacity costs will continue. The Company reported diluted earnings per share of $0.56 from continuing operations for fiscal 2005, which included $0.07 of integration expense, $0.10 of refinancing expense and $0.02 of expenses related to the Kal-Kan litigation. The Company continues to expect cash provided by operating activities, less cash used in investing activities, of approximately $190 to $200 million.
For the fiscal 2006 third quarter, the Company expects to deliver sales growth of approximately 1 to 3% over net sales of $861.3 million in the third quarter of fiscal 2005. Diluted earnings per share is expected to be approximately $0.18 to $0.23. The Company reported diluted earnings per share of $0.23 from continuing operations for the third quarter of fiscal 2005, which included $0.01 of integration expense.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.
Del Monte Foods will host a live audio web cast, accompanied by a slide presentation, to discuss its fiscal 2006 second quarter at 8:00 a.m. PT (11:00 a.m. ET) today. The webcast slide presentation and historical, quarterly results can be accessed at www.delmonte.com/Company/investors. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1- 877-709-5341 (1-517-308-9005 outside the U.S. and Canada), verbal code: Del Monte Foods. The web cast and slide presentation will be available online following the presentation.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and business plans.
Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of commodities, ingredients and other raw materials, including without limitation, steel, energy, fuel, grains, meat by-products and tuna; logistics and other transportation-related costs; ability to increase prices and reduce costs; Hurricane Katrina and its aftermath; our debt levels and ability to service our debt; costs and results of efforts to improve the performance and market share of our businesses; reduced sales, disruptions, costs or other charges to earnings that may be generated by our strategic plan, including related disposition efforts; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired business; effectiveness of marketing, pricing and trade promotion programs; changing consumer and pet preferences; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; product liability claims; weather conditions; crop yields; changes in U.S., foreign or local tax laws and effective rates; interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; changes in business strategy or development plans; availability, terms and deployment of capital; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; litigation; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.
These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly report on Form 10-Q for the three months ended July 31, 2005. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Del Monte Foods Company — Selected Financial Information
Net Sales by Segment
(In millions)

	Three Months Ended		Six Months Ended
	October 30,	October 31,	October 30,	October 31,
Net Sales:	2005	2004	2005	2004
Consumer Products	$673.5	$629.1	$1,150.2	$1,076.1
Pet Products	208.8	217.5	403.2	396.5

Total company	$882.3	$846.6	$1,553.4	$1,472.6

Operating Income by Segment
(In millions)

	Three Months Ended		Six Months Ended
	October 30,	October 31,	October 30,	October 31,
Operating Income:	2005	2004	2005	2004
Consumer Products	$71.7	$73.8	$106.6	$109.1
Pet Products	33.3	31.5	56.8	48.3
Corporate (a)	(12.6)	(11.6)	(23.6)	(23.2)

Total company	$92.4	$93.7	$139.8	$134.2

(a)	Corporate represents expenses not directly attributable to reportable segments.

Selected Balance Sheet Data
(In millions)

	As of
	October 30,	May 1,
	2005	2005

Cash and cash equivalents	$20.2	$145.9
Trade accounts receivable, net of allowance	222.9	212.6
Inventories	1,140.9	825.1
Total assets	3,691.1	3,530.6
Accounts payable and accrued expenses	560.9	387.3
Short-term borrowings	39.3	1.0
Long-term debt, including current portion	1,305.3	1,306.1
Stockholders’ equity	1,197.9	1,260.6
Selected Cash Flow Data
(In millions)

	Six Months Ended
	October 30,	October 31,
	2005	2004

Net cash used in operating activities	$(40.3)	$(138.2)

Net cash used in investing activities	(1.5)	(32.8)

Total	(41.8)	(171.0)

Net cash provided by (used in) financing activities	(86.1)	143.9

Depreciation and amortization	47.1	45.3
Other Financial Data
(In millions)

	As of
	October 30,	May 1,	October 31,
	2005	2005	2004

Short-term borrowings	$39.3	$1.0	$142.0
Current portion of long-term debt	7.3	1.7	6.3
Long-term debt (excluding current portion)	1,298.0	1,304.4	1,365.8

Total Debt	1,344.6	1,307.1	1,514.1

Cash and cash equivalents	20.2	145.9	10.8

Total Debt Net of Cash	$1,324.4	$1,161.2	$1,503.3

DEL MONTE FOODS COMPANY
Consolidated Statements of Income
(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	October 30,	October 31,	October 30,	October 31,
	2005	2004	2005	2004

Net sales	$882.3	$846.6	$1,553.4	$1,472.6
Cost of products sold	650.8	624.2	1,160.1	1,103.4

Gross profit	231.5	222.4	393.3	369.2
Selling, general and administrative expense	139.1	128.7	253.5	235.0

Operating income	92.4	93.7	139.8	134.2
Interest expense	22.9	25.9	44.1	50.5
Other expense	1.1	0.5	1.1	2.5

Income from continuing operations before income taxes	68.4	67.3	94.6	81.2
Provision for income taxes	25.7	25.5	35.6	30.8

Income from continuing operations	42.7	41.8	59.0	50.4

Income (loss) from discontinued operations before income taxes	1.6	(0.6)	1.4	(0.7)
Provision (benefit) for income taxes	0.4	(0.4)	0.3	(0.4)

Income (loss) from discontinued operations	1.2	(0.2)	1.1	(0.3)

Net income	$43.9	$41.6	$60.1	$50.1

Earnings per common share (EPS)
Basic:
Basic Average Shares	199,515,587	210,216,329	203,658,216	210,015,490
EPS — Continuing Operations	$0.21	$0.20	$0.29	$0.24
EPS — Discontinued Operations	0.01	—	0.01	—

EPS — Total	$0.22	$0.20	$0.30	$0.24

Diluted:
Diluted Average Shares	202,227,979	212,066,245	206,130,552	211,893,409
EPS — Continuing Operations	$0.21	$0.20	$0.29	$0.24
EPS — Discontinued Operations	0.01	—	0.01	—

EPS — Total	$0.22	$0.20	$0.30	$0.24

CONTACTS:

Media	Analysts
Brandy Bergman/Robin Weinberg	Jennifer Garrison
Citigate Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
# # #